Exhibit 99.1

For Immediate Release:	For more information contact:
April 23, 2012	James M. La Neve, Chief Financial Officer
765 – 807 – 2640

Chromcraft Revington, Inc. Resolves Continued Listing Deficiency with NYSE Amex LLC

WEST LAFAYETTE, Indiana – Chromcraft Revington, Inc. (NYSE Amex: CRC) today announced that it has resolved a continued listing deficiency with the NYSE Amex LLC (the “Exchange”). On April 17, 2012, the Company received a letter from the Exchange stating that the Company’s failure to file its Annual Report on Form 10-K for the year ended December 31, 2011 with the Securities and Exchange Commission by April 16, 2012 was a violation of certain continued listing requirements set forth in the company guide of the Exchange and of the Company’s listing agreement with the Exchange. The Company filed its Form 10-K on Friday, April 20, 2012. On Monday, April 23, 2012, the Company received a letter from the Exchange indicating that the Company has resolved the continued listing deficiency referenced in the Exchange’s letter dated April 17, 2012.

Chromcraft Revington® businesses design, manufacture and import residential and commercial furniture marketed primarily in the U.S. The Company wholesales its residential furniture products under Chromcraft®, Cochrane®, Peters-Revington®, Southern Living® and CR Kids & Beyond® primary brands. It sells commercial furniture under the Chromcraft® and Executive Office Concepts brands. The Company sources furniture from overseas suppliers, with domestic contract specialty facilities, and operates a U.S. manufacturing facility for its commercial furniture and motion based casual dining furniture in Mississippi and a manufacturing facility for office suites and other commercial furniture lines in California.